                                                                      Exhibit 11




                        TRIDEX CORPORATION AND SUBSIDIARY
                  Exhibit 11 Computation of Per Share Earnings
                             (Dollars in Thousands)
                                   (Unaudited)

                                                                    Quarters Ended
                                                          -----------------------------------
                                                          March 31, 2001       March 31, 2000
                                                          --------------       --------------
                          BASIC:
                      EARNINGS (LOSS)
                     Net income (loss)                       $(1,795)              $1,126

                          SHARES:
            Weighted average shares outstanding            5,654,000            6,368,000

            EARNINGS (LOSS) PER SHARE - BASIC:                 (0.32)                0.18

                         DILUTED:
                      EARNINGS (LOSS)
                     Net income(loss)                        $(1,795)              $1,126

                          SHARES:
            Weighted average shares outstanding            5,654,000            6,368,000

           EARNINGS (LOSS) PER SHARE - DILUTED:                (0.32)                0.18
